FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT: Meg Wade (626) 535-5905
INDYMAC BANCORP ANNOUNCES SECOND QUARTER EARNINGS
— Company Earns $0.60 Per Share, Down 60 Percent, Representing an 8.6 Percent
Return On Equity for the Quarter —
— Board of Directors Declares Quarterly Cash Dividend of $0.50 —
PASADENA, Calif. — July 31, 2007 — IndyMac Bancorp, Inc. (NYSE:IMB, “Indymac®” or the “Company”), the holding company for IndyMac Bank, F.S.B. (“Indymac Bank®”), today reported net earnings of $44.6 million, or $0.60 per share, for the second quarter of 2007, compared with net earnings of $104.7 million, or $1.49 per share, in the second quarter of 2006, representing a 57 percent decrease in net earnings and a 60 percent decrease in earnings per share (EPS). Indymac has filed a Form 10-Q with the Securities and Exchange Commission, which is available on Indymac’s Web site at www.indymacbank.com.
Second Quarter 2007 Compared with Second Quarter 20061
•	Net revenues of $297.8 million, down 21 percent.

•	Net earnings of $44.6 million, down 57 percent.

•	EPS of $0.60, down 60 percent.

•	Return on equity (ROE) of 8.6 percent, compared to 24.1 percent.

•	Total assets of $31.7 billion, up 33 percent.

•	Mortgage loan production of $22.5 billion, up 12 percent.

•	Expected lifetime loss percentages for our mortgage loan production as per Standard & Poor’s LEVELS® model[2] of 63 bps versus 84 bps.

[1]	In reviewing this comparison, please note that the second quarter of 2006 was Indymac’s best quarter to date.

[2]	While Indymac’s production is evaluated using the LEVELS model, this data is not audited or endorsed by Standard & Poor’s. Production evaluated by the LEVELS model totaled $19.1 billion in the current quarter and excludes second liens, HELOCs, reverse mortgages and construction loans.

•	Mortgage market share[3] of 3.07 percent, up 15 percent from 2.67 percent.

•	Pipeline of mortgage loans in process of $13.4 billion at June 30, 2007, up 7 percent.

•	Record portfolio of mortgage loans serviced of $184 billion at June 30, 2007, up 50 percent.

•	Record total number of consumer customers of 969,030, up 38 percent.

•	Non-performing assets (NPAs) of $516 million, up 342 percent, and ratio of NPAs to total assets of 1.63 percent versus 0.49 percent.

•	Efficiency ratio of 71 percent, compared to 54 percent, and operating expenses to loan production of 97 basis points, compared to 99 basis points.
Solid Second Quarter Results in a Continued Challenging Market
“Our 8.6 percent ROE was below our 10 percent forecast from last quarter because we had included in that forecast a gain from the sale/leaseback of a commercial property that we owned, which houses one of our mortgage loan centers,” stated Michael Perry, Chairman and CEO. “That sale has now closed, resulting in a $60 million pre-tax gain, $24 million of which will be recorded in Q307 with the remainder deferred and amortized over the life of the 10-year lease. Had this gain been booked in Q2, ROE would have been 11 percent for the quarter.”
“While our ROE for the quarter is below our historical performance, it must be considered solid given current conditions in the mortgage and housing markets. Once again, the balance provided by our hybrid thrift/mortgage banking business model protected us in this environment. Our mortgage production business, while down slightly from last quarter, had earnings4 of $38 million and a solid 21 percent ROE, despite a high level of credit costs, which had been anticipated. Mortgage loan servicing posted another strong quarter, earning $32 million, representing a 28 percent increase over last quarter, and a 37 percent ROE. Combining our production and servicing businesses, mortgage banking earned $59 million, flat to last quarter, and a 22 percent ROE.
“Performing poorly for the quarter was our thrift segment. The increase in NPAs in our loan portfolios resulted in increased loan loss provisions, and we took credit valuation adjustments in our non-

[3]	Our market share is calculated based on our total mortgage loan production, both purchased (correspondent and conduit) and originated (retail and wholesale), in all channels (the numerator) divided by the Mortgage Bankers Association (“MBA”) July 12, 2007 Mortgage Finance Long-Term Forecast estimate of the overall mortgage market (the denominator). See our Form 10-Q filed with the SEC on July 31, 2007 for further details.

[4]	“Earnings” refers to net income after taxes unless otherwise noted.

investment grade and residual securities portfolios to reflect expected increases in credit losses. Nonetheless, given the solid performance of our consumer and builder construction businesses, the thrift segment earned $15 million, representing a 7 percent ROE.
“During these challenging times, safety and soundness is of paramount importance. The issuance of $500 million in perpetual preferred stock by Indymac Bank during the quarter increased the bank’s Tier 1 core capital by 23 percent to $2.5 billion. As a result, our Tier 1, “core” capital ratio now stands at 8.10 percent and our total risk-based capital ratio is at 12.09 percent. These capital ratios are 62 percent and 21 percent above the regulatory capital levels required to be considered a ‘well-capitalized’ thrift, respectively.”
Performance by Segment (all numbers after tax)

$ in millions	Q2-07	Q1-07	Q2-06

Mortgage Loan Production[5]
Net Income	$38	$44	$86
ROE	21%	26%	66%

Mortgage Loan Servicing [5]
Net Income	$32	$25	$20
ROE	37%	30%	31%

Total Mortgage Banking [5]
Net Income	$59	$59	$97
ROE	22%	23%	49%

Thrift Portfolio [5]
Net Income	$15	$30	$43
ROE	7%	14%	22%

Total Operating Divisions [5]
Net Income	$63	$81	$132
ROE	13%	18%	34%

Pension Plan Curtailment Gain	$6	—	—

Corporate Overhead	($24)	($29)	($28)

Total Company
Net Income	$45	$52	$105
ROE	9%	10%	24%

[5]	Net income for Mortgage Loan Production, Mortgage Loan Servicing and the Thrift Portfolio is before divisional and corporate overhead. Net income for Total Mortgage Banking and Total Operating Divisions is after divisional overhead but before corporate overhead.

Mortgage Production
“Our total mortgage loan production volume of $22.5 billion was down 12 percent versus last quarter,” noted Frank Sillman, President of Indymac’s Mortgage Bank. “This was driven by a $3.1 billion, or 37 percent, decline in Conduit production, as we were less aggressive on our bids for this business due to its inherently lower profit margins and the current uncertainty with respect to secondary market spreads and execution. Production from our core Mortgage Professionals Group (MPG) declined 3 percent from Q107. This is significant in light of the fact that 31 percent of our overall Q107 production would have been eliminated by the guideline cuts we have made this year. The performance of the MPG indicates that we were successful in moving much of the displaced production to other Indymac loan products for which the borrowers qualify, in particular our new mortgage insurance based products that are saleable to the Government Sponsored Enterprises (GSEs). In addition, we continue to capture business from other lenders who are struggling or exiting the business.
“Our largest production group, the Wholesale Division, had a solid rebound during the quarter, increasing earnings to $23 million from $13 million last quarter, as the mortgage banking revenue margin (MBR) for that group improved to 88 bps from 66 bps last quarter,” continued Mr. Sillman. “In contrast, the Conduit Division, which has been a strong earnings contributor in the past, swung to a $2 million loss for the quarter, due to lower volumes and increased credit costs. These increased credit costs were mainly caused by loans produced in periods prior to the second quarter. With the improved credit quality of the Conduit’s current production as a result of our recent guideline tightening, the Conduit would otherwise have been solidly profitable for the quarter.”
“Financial Freedom, our reverse mortgage subsidiary, continued to be a strong contributor, earning $18.8 million for the quarter,” stated Richard Wohl, Indymac’s President, who now focuses on the Company’s specialty and newer businesses. “While last quarter we forecasted that Financial Freedom’s earnings would decline to $12 million due to competitive pressures, our MBR margin in this business held up better than expected at 3.64 percent and our volume remained strong at $1.3 billion. Looking ahead, we do see continued short-term competitive pressures that could negatively impact our volumes and margins. However, in the long run we are optimistic that the growth prospects for this business will outweigh the competitive pressures.”

“Conditions in the secondary markets, which had stabilized throughout the second quarter, have worsened in recent weeks due in large part to widely publicized issues with subprime-related hedge funds and other secondary market participants, including rating agencies,” stated John Olinski, EVP and co-head of Capital Markets. “While our MBR margins did rebound during the quarter, the capital markets remain volatile and less liquid. Importantly, Indymac has substantial capital and funding resources to manage through these challenging times. Eventually, we believe investor demand will return to take advantage of the higher credit quality of new production, increased credit support resulting from rating agency model changes and attractive mortgage spreads that exist today. During this time, our thrift structure and the GSEs continue to provide Indymac substantial liquidity for our loan production.
“A positive to note is that loan repurchases, while high at $219 million for the quarter, declined from $224 million last quarter. Importantly, repurchase demands received, which peaked at $527 million in the first quarter, fell to $221 million for all of Q207, with May and June coming in at $44 million and $43 million, respectively. This indicates that the guideline tightening we did earlier this year has had the desired impact of improving the credit quality of our loan production, which should materially improve our credit costs in this segment of our business in the second half of the year.”
Mortgage Loan Servicing
Commenting on the earnings and ROE increases in the mortgage servicing portfolio, Patrick Hymel, Chief Investment Officer, stated, “The earnings growth in our mortgage servicing business segment was the result of strong growth in the servicing book, lower prepayment speeds, effective hedging of our servicing assets during the second quarter’s relatively volatile interest rate environment and improved results from our efforts to retain customers from the servicing portfolio who are obtaining new loans. Our retention percentage among customers paying off their mortgages improved to 17.0 percent this quarter from 13.1 percent last quarter and 8.8 percent in Q206. Combined with the growth in our servicing portfolio, this led to a 33 percent increase in retention loan volume over last quarter to $1.5 billion, which is all the more notable given the decline in prepayment speeds in the portfolio. This performance has enabled our earnings from customer retention to increase from $2.4 million in Q206 to $8.7 million last quarter and to $9.5 million in the current quarter. While the mortgage servicing rights (MSR) asset itself earned a solid 29 percent ROE for the quarter, the ROE from customer retention was 98 percent, driving the total ROE from the servicing segment to 37 percent.”

Thrift Portfolio
“While the net interest margin for the thrift portfolio improved to 2.29 percent in the second quarter from 2.11 percent in the first quarter, earnings were down 48 percent from last quarter to $15.5 million and the ROE declined to 7 percent from 14 percent,” continued Mr. Hymel. “These declines in earnings and ROE were driven by increased credit costs, mainly in the non-investment grade and residual securities portfolio and in the single-family residential (SFR) whole loan portfolio. We took net valuation losses totaling $16.3 million in the non-investment grade and residual securities portfolio in the thrift, primarily consisting of $26.4 million in credit related adjustments offset by $10.1 million in valuation gains due to slower prepayment rates. This drove the non-investment grade and residual securities portfolio’s results to a $1.4 million loss for the quarter versus a profit of $5.5 million last quarter. We also increased the loan loss provision in the SFR whole loan portfolio to $13.8 million this quarter from $8.5 million in Q107, leading to a loss of $1.4 million for the quarter.
“Our consumer and homebuilder construction segments continued to achieve solid results, earning $9.1 million and $6.3 million and achieving ROEs of 26 percent and 23 percent, respectively.”
Operating Expenses
Total operating expenses of $224 million were up 4 percent over the first quarter and 10 percent year over year. “Operating expense growth in the second quarter over the first quarter was driven mainly by a $13 million expense increase in two of our new business activities, our Retail Lending and Commercial Mortgage divisions, with the bulk of the increase coming from the acquisition of the retail lending platform of New York Mortgage Company, including roughly 400 employees,” stated Scott Keys, Chief Financial Officer. “We also continued to invest in the revenue generating capacity of our Wholesale, Correspondent and Retention divisions, increasing our expenses in these areas by $7 million over the first quarter. These increases were largely offset by a one-time expense reduction of $10 million related to the curtailment of our pension plan and a $7 million, or 15 percent, reduction in corporate overhead from the first quarter. The hiring freeze we have on non-revenue generating personnel continues to have a positive effect on our expenses, as our non-revenue generating headcount declined by an annualized 12 percent rate from the first quarter, which comes on top of a 20 percent annualized decline last quarter. Although we continue to manage our expenses effectively, our efficiency ratio worsened to 71 percent from 69 percent last quarter primarily because of the significant negative impact that credit costs had on net revenues and the investment we made in our Retail Lending Division and other incubator initiatives.

“Given the tough mortgage market we are facing and the unit production volume declines we have experienced due to our guideline tightening, as well as to reap the economic benefits of the efficiencies we have achieved through technology advances and process improvements, we undertook the layoff of approximately 400 employees on July 19, 2007. The layoffs will result in Indymac taking a pre-tax charge to earnings of approximately $6.5 million in the third quarter. The cost savings that we expect to realize will substantially offset this charge during the third quarter of this year, and on an ongoing basis we project $30 million in annual cost savings.”
Future Outlook
“We anticipate that the second half of 2007 and 2008 will continue to be challenging for the mortgage and housing markets and for Indymac,” stated Mr. Perry. “We expect competitive pricing pressures on our MBR margins to continue. In addition, we expect that the current, temporary volatility and reduced liquidity in the secondary markets will adversely impact secondary market execution, putting further pressure on MBR margins, although we expect this negative impact to abate once the secondary market stabilizes. While our recent guideline tightening has have improved the quality of our loan production, additional deterioration in the housing market could further increase our credit costs.
“Notwithstanding the current tough market conditions, we are confident we will be able to navigate through the industry storms and expect to remain solidly profitable during this cyclical downturn in our business. We are also optimistic about the long-term profit and growth prospects for both the mortgage industry and Indymac and are confident that our hybrid thrift/mortgage banking business model and related strategies, and our execution relative to our competitors, will position us favorably when the markets do recover. However, given the significant current uncertainties in the housing and mortgage markets and, in particular, in the secondary market, we feel it is prudent to temporarily refrain from our normal practice of providing quantitative guidance.”
Quarterly Cash Dividend Payments
Indymac’s Board of Directors declared a cash dividend of $0.50 per share for the third quarter of 2007. This equals the dividend paid last quarter and represents an increase of 4 percent from the dividend declared and paid in the third quarter of 2006. The cash dividend is payable Sept. 6, 2007 to shareholders of record on Aug. 9, 2007. “It remains an important goal for Indymac to preserve the current common dividend through this down cycle for our industry, although there can be no absolute assurance we can meet this goal if conditions deteriorate,” stated Mr. Perry. “As previously noted, Indymac has both excess capital and substantial liquidity (over $3 billion) in support of this goal.”
The Board of Indymac Bank approved its first payment of the dividend on the Series A Preferred Stock equal to $0.62 per share. The cash dividend is payable on Sept. 17, 2007, to shareholders of record on Sept. 3, 2007.
The IMB Report
Indymac’s corporate blog, The IMB Report, went live during the second quarter of 2007. While we will continue to use press releases to issue material, non-public information, the blog will allow us to communicate with our audience (shareholders, customers, employees) on a more consistent basis between quarters. We intend to regularly post content and commentary about Indymac Bank, the mortgage industry and other related topics and issues. We will also use the blog to provide an opportunity for Indymac to respond to inaccurate or misleading information about Indymac or our business that is posted on the Internet, distributed through the media or published by securities and industry analysts. We invite you to visit the blog at www.theimbreport.com to peruse our latest postings.
Conference Call
On Tuesday, July 31, 2007, at 8:00 a.m. PDT (11:00 a.m. EDT), Michael W. Perry, Chairman and Chief Executive Officer, will host a live webcast and conference call to discuss the results of the second quarter in greater detail, which will be followed by a question and answer session. A slide presentation will accompany the webcast/conference call and can be accessed along with Indymac’s Form 10-Q for the quarter ended June 30, 2007, via Indymac Bank’s home page at www.indymacbank.com.
If you would like to participate:
•	Internet webcast access is available at: www.indymacbank.com

•	The telephone dial-in number is (888) 396-7846 or (706) 758-0230 (international); access code #4939419; and

•	The replay number is (800) 642-1687 or (706) 645-9291 (international); access code #4939419.

To participate on the call, please dial in 15 minutes prior to the scheduled start time. The conference call will be replayed continuously beginning two hours after the live event on June 30, 2007, through midnight EDT on Aug. 7, 2007, and will be available on Indymac’s Web site at www.indymacbank.com. We will also have available, 24 hours after the live call, an MP3 downloadable file of the full earnings review and Q&A session at www.indymacbank.com.
About Indymac Bank
IndyMac Bancorp, Inc. (NYSE: IMB) (Indymac®) is the holding company for IndyMac Bank, F.S.B. (Indymac Bank®), the 7th largest savings and loan and the 2nd largest independent mortgage lender in the nation. Indymac Bank, operating as a hybrid thrift/mortgage banker, provides cost-efficient financing for the acquisition, development, and improvement of single-family homes. Indymac also provides financing secured by single-family homes and other banking products to facilitate consumers’ personal financial goals.
With an increased focus on building customer relationships and a valuable consumer franchise, Indymac is committed to becoming a top five mortgage lender in the U.S. by 2011, with a long-term goal of providing returns on equity of 15 percent or greater. The company is dedicated to continually raising expectations and conducting itself with the highest level of ethics.
For more information about Indymac and its affiliates, or to subscribe to the company’s Email Alert feature for notification of company news and events, please visit http://about.indymacbank.com/investors. To visit Indymac’s corporate blog, please visit http://www.theimbreport.com.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, the effect of economic and market conditions including industry volumes and margins; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the credit risks with respect to our loans and other financial assets; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders and from loan sales and securitizations to fund mortgage loan originations and portfolio investments; the execution of Indymac’s growth plans and ability to gain market share in a significant market transition; the impact of disruptions triggered by natural disasters; the impact of current, pending or future legislation, regulations or litigation; and other risk factors described in the reports that Indymac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.
Meg Wade

Phone: (626) 535-5905

E-mail: meg.wade@indymacbank.com